Exhibit 5.1

November 22, 2023

SenesTech, Inc.
23460 N. 19th Avenue, Suite 110

Phoenix, Arizona 85027

Re:	Registration Statement on Form S-1 SenesTech, Inc.

Ladies and Gentlemen:

We have acted as counsel to SenesTech, Inc., a Delaware corporation (the “Company”), in connection with its filing of (i) a Registration Statement on Form S-1 (Registration No. 333-273370) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) (the “Registration Statement”), and (ii) the related prospectus contained therein (the “Prospectus”). The Prospectus relates to the public offering by the Company of shares (“Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) each accompanied by a Series D Warrant to purchase one share of Common Stock (“Series D Warrant Share”), and by a Series E Warrant to purchase one share of Common Stock (“Series E Warrant Share”). The Series D Warrants and the Series E Warrants are collectively referred to herein as the “Series Warrants.” The Series D Warrant Shares and the Series E Warrant Shares are collectively referred to as the “Series Warrant Shares.” The Company is also offering to those purchasers, if any, whose purchase of our Common Stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding Common Stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Common Stock, to purchase pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of our Common Stock (the “Pre-Funded Warrant Shares”). Each Pre-Funded warrant will be issued together with the same Series Warrants. For each Pre-Funded Warrant and accompanying Series Warrants purchased in this offering in lieu of Common Stock, the Company will reduce the number of Shares of Common Stock being sold in the offering by one. In addition, the Company will issue, pursuant to the engagement agreement, dated as of August 29, 2022 and amended October 21, 2022 and November 11, 2022 (the “Placement Agent Engagement”), between the Company and H.C. Wainwright & Co., LLC, as placement agent (the “Placement Agent”), certain placement agent warrants to purchase shares of Common Stock (the “Placement Agent Warrants”). The shares of Common Stock issuable upon exercise of the Placement Agent Warrants are referenced as “Placement Agent Warrant Shares.” The Shares, the Series Warrants, the Series Warrant Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Placement Agent Warrants and the Placement Agent Warrant Shares are collectively referred to herein as the “Securities.”

The Shares, the Series Warrants and the Pre-Funded Warrants are to be sold pursuant to securities purchase agreements among the Company and the certain purchasers named therein (the “Purchase Agreements”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion herein concerning any state securities or blue sky laws.

Greenberg Traurig, LLP | Attorneys at Law 2375 East Camelback Road | Suite 800 | Phoenix, Arizona 85016 | T +1 602.445.8000 | F +1 602.445.8100
www.gtlaw.com

SenesTech, Inc.

November 22, 2023

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Shares have been duly authorized for issuance, and when issued against payment therefor pursuant to the terms of the Purchase Agreements, will be validly issued, fully paid and non-assessable; (ii) the Series Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreements, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (iii) the Pre-Funded Warrants have been duly authorized for issuance and, when issued and sold against payment therefor in accordance with the terms of the Pre-Funded Warrants, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (iv) the Series Warrant Shares have been duly authorized for issuance and, when issued and sold against payment therefor in accordance with the terms of the Series Warrants, will be validly issued, fully paid and nonassessable; (v) the Placement Agent Warrants have been duly authorized and, when issued and delivered in accordance with the terms of the Placement Agent Engagement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (vi) the Placement Agent Warrant Shares have been duly authorized for issuance and, when issued and sold against payment therefor in accordance with the terms of the Placement Agent Warrants, will be validly issued, fully paid and nonassessable.

The opinions in clauses (ii), (iii) and (v) above are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

This opinion is rendered to you in connection with the offering described above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to Registration Statement being filed on the date hereof and to the reference to our firm in the Prospectus and the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com